Exhibit 99.1

Investor Relations:
Geoffrey M. Boyd
Chief Financial Officer
612-436-6697

Media Inquiries: Jenna M. Soule Sr. Manager, Corporate Communications 612-436-6426

For Immediate Release

Eschelon Telecom, Inc. Announces First Quarter
2006 Operating Results

Minneapolis, MN – May 12, 2006: Eschelon Telecom, Inc., a leading provider of integrated communications services to small and medium sized businesses in the western United States, today announced its results for the first quarter ended March 31, 2006. Highlights are as follows:

•            Continued strong year-over-year revenue and adjusted EBITDA growth of 9.5% and 41.0%, respectively

•            Record line sales in the first quarter of 2006.

•            Annual total line growth of 10.5%.

•            Completed a $48.0 million tack-on offering of our senior second secured notes.

•            Free cash flow positive for the third consecutive quarter.

•            Closed the Oregon Telecom, Inc. acquisition on April 1, 2006.

Eschelon Telecom, Inc.

Consolidated Financial and Operating Data

(Dollars in Thousands, Except Per Unit Amounts)

	1Q 2005	4Q 2005	1Q 2006
Total Revenue	$54,533	$58,377	$59,726
Total Gross Margin (%)	57%	58%	58%
Adjusted EBITDA	$8,550	$11,492	$12,057
Net Loss	$(4,768)	$(5,127)	$(1,583)
Capital Expenditures	$8,898	$8,843	$9,021
Cash and Equivalents	$26,484	$31,819	$75,268

Voice Lines In Service	259,594	270,662	273,449
Data Lines In Service	127,183	144,790	154,072
Total Lines In Service	386,777	415,452	427,521
Lines On-Net (%)	82.6%	86.0%	87.1%
Lines Sold	26,495	26,308	30,740
Average Monthly Line Churn (%)	1.51%	1.29%	1.56%
Average Network Revenue per Line per Month	$42.30	$42.00	$41.61

Total Employees	1,130	1,118	1,100
Quota-Carrying Network Service Salespeople	191	204	205

Richard A. Smith, Eschelon’s President and Chief Executive Officer, said, “We have posted another quarter of good operating and financial performance – solid line, revenue and data line growth, great annual adjusted EBITDA growth of 41.0%, and our third consecutive quarter of being free cash flow positive. We successfully financed our acquisition of Oregon Telecom, Inc. and closed on that transaction, and we have a good acquisition pipeline of companies that fit our acquisition filters well.”

“We are also accelerating our previously announced three year addition of quota carrying field sales associates into 2006 and expect to grow our Network Services Sales Team from 205 at the end of Q1 2006 to 265 by the end of Q3 2006 – this is more than two years sooner than what we previously announced. Accelerating this hiring will drive increases in line sales, revenue and EBITDA, facilitated by the opening of additional central offices for on net sales territory before completing our physical collocation expansion project. We expect to deliver run rate monthly new sales +30% higher by end of year 2006 than what we sold in 2005 on an average monthly basis,” said Smith.

Total revenues for the first quarter of 2006 were $59.7 million, an increase of $1.3 million from the fourth quarter of 2005 and an increase of $5.2 million from the first quarter of 2005. The increases were primarily due to access line growth.

Gross margin for the first quarter of 2006 was $34.4 million, an increase of $0.6 million from the fourth quarter of 2005 and an increase of $3.5 million from the first quarter of 2005. The increases were primarily due to access line growth and lower long distance costs.

Sales, general and administrative expense for the first quarter of 2006 was $22.7 million, an increase of $0.2 million from the fourth quarter of 2005 and an increase of $0.3 million from the first quarter of 2005.

Adjusted EBITDA for the first quarter of 2006 was $12.1 million, an increase of $0.6 million from the fourth quarter of 2005 and an increase of $3.5 million from the first quarter of 2005. Adjusted EBITDA is a non-GAAP measure. Below is a schedule reconciling reported GAAP net loss to EBITDA and adjusted EBITDA.

Eschelon Telecom, Inc.

Consolidated Net Loss to EBITDA and Adjusted EBITDA Reconciliation

(In Thousands)

	1Q 2005	4Q 2005	1Q 2006
Net Loss	$(4,768)	$(5,127)	$(1,583)
Interest expense, net	4,731	3,324	3,167
Income taxes	—	4	—
Depreciation and amortization	8,574	13,361	10,176
EBITDA	8,537	11,562	11,760
Stock-based compensation expense	12	139	346
Loss on disposal of assets	47	2	29
Gain on sale of available-for-sale securities	(46)	(127)	(78)
Income from discontinued operation	—	(84)	—
Adjusted EBITDA	$8,550	$11,492	$12,057

Capital expenditures for the first quarter of 2006 were $9.0 million, an increase of $0.2 million from the fourth quarter of 2005 and an increase of $0.1 million from the first quarter of 2005. Capital expenditures typically fluctuate by quarter depending upon timing of major equipment purchases.

Net loss for the first quarter of 2006 was $1.6 million, down from a loss of $5.1 million in the fourth quarter of 2005 and $4.8 million in the first quarter of 2005. The improvement from the fourth quarter of 2005 is primarily due to increased gross profit and lower depreciation and amortization expense. In December 2005, an independent third-party valuation of the assets acquired with the ATI acquisition was completed and a purchase price allocation adjustment was made. As a result, the company recorded $3.3 million of depreciation and amortization expense in the fourth quarter of 2005 related to the adjusted asset carrying values. The improvement from the first quarter of 2005 is primarily due to an increase in gross profit.

Cash, restricted cash and available-for-sale securities at March 31, 2006 were $75.3 million, an increase of $43.4 million from the fourth quarter of 2005. This increase is primarily due to a $48.0 million tack-on offering of our senior second secured notes in March. We received net proceeds of approximately $44.6 million after deducting fees and expenses associated with the offering. The acquisition of Oregon Telecom, Inc. on April 1, 2006 was financed with approximately $20.0 million of the proceeds from the offering.

Investor Call

Management is holding an investor conference call on Monday, May 15, 2006 at 10:00 a.m. (CT) to discuss quarterly results. Investors are invited to participate by dialing (800) 240-4186. A replay will be available through May 22, 2006 by dialing (800) 405-2236 (pass code 11058922#).

About Eschelon Telecom, Inc.

Eschelon Telecom, Inc. is a facilities-based competitive communications services provider of voice and data services and business telephone systems in 19 markets in the western United States. Headquartered in Minneapolis, Minnesota, the company offers small and medium-sized businesses a comprehensive line of telecommunications and Internet products. Eschelon currently employs 1,100 telecommunications/Internet professionals, serves over 50,000 business customers and has approximately 427,500 access lines in service throughout its markets in Minnesota, Arizona, Utah, Washington, Oregon, Colorado, Nevada and California. For more information, please visit our web site at www.eschelon.com

Forward Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Eschelon Telecom’s current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the company’s history of losses, ability to maintain relationships with RBOCs, substantial indebtedness, difficulties inherent in making and integrating acquisitions, intense competition, dependence on key management, changes in government regulations, and other risks that may be described in the company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Eschelon Telecom undertakes no obligation to update or revise the information contained in this announcement, whether as a result of new information, future events or circumstances or otherwise.

Eschelon Telecom, Inc.

Consolidated Statement of Operations

(In Thousands)

	1Q 2005	4Q 2005	1Q 2006
Revenue:
Network services	$48,668	$51,891	$52,785
Business telephone systems	5,865	6,486	6,941
	54,533	58,377	59,726

Cost of revenue:
Network services	20,001	20,311	20,763
Business telephone systems	3,630	4,225	4,553
	23,631	24,536	25,316

Gross profit:
Network services	28,667	31,580	32,022
Business telephone systems	2,235	2,261	2,388
	30,902	33,841	34,410

Operating expenses:
Sales, general and administrative	22,365	22,487	22,699
Depreciation and amortization	8,574	13,361	10,176
Operating income (loss)	(37)	(2,007)	1,535
Other income (expense):
Interest income	131	189	233
Interest expense	(4,862)	(3,513)	(3,400)
Other income (expense)	—	124	49
Loss before income taxes	(4,768)	(5,207)	(1,583)
Income taxes	—	(4)	—
Net loss before discontinued operation	(4,768)	(5,211)	(1,583)
Income from discontinued operation, net of tax	—	84	—
Net loss	$(4,768)	$(5,127)	$(1,583)